Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Smith & Nephew plc

We consent to the incorporation by reference in the registration statements (No. 333-249255) on Form F-3 and (No. 333-122801, No. 333-13694, No. 333-155173, No. 333-155172, No. 333-158239, No. 333-168544, No. 333-199117, No. 333-248215) on Form S-8 of Smith & Nephew plc of our report dated 18 February 2021, with respect to the Group balance sheets of Smith & Nephew plc and subsidiaries (the “Group”) as of 31 December 2020 and 2019, the related Group income statements, Group statement of comprehensive income, Group cash flow statements and Group statement of changes in equity, for each of the years in the three-year period ended 31 December 2020, and the related notes (collectively, “the consolidated financial statements”) and the effectiveness of internal control over financial reporting as of 31 December 2020, which report appears in the 31 December 2020 annual report on Form 20-F of Smith & Nephew plc.

Our report on the consolidated financial statements refers to a change to the method of accounting for leases as of 1 January 2019 due to the adoption of IFRS 16, Leases.

/s/ KPMG LLP

London, United Kingdom

1 March 2021